Exhibit 99.1

For further information contact:

Alan L. Rubino, CEO

973.532.8100 or arubino@emisphere.com

Michael R. Garone, CFO

973.532.8005 or mgarone@emisphere.com

EMISPHERE TECHNOLOGIES, INC. ANNOUNCES FINANCIAL RESULTS FOR

QUARTER ENDED SEPTEMBER 30, 2013

Conference Call/Webcast to be held 8:30 AM ET, Tuesday, November 12, 2013

ROSELAND, NJ, November 12, 2013 — Emisphere Technologies, Inc. (OTCBB: EMIS) (“Emisphere” or the “Company”) today announced its financial results for the quarter ended September 30, 2013. The Company will host a conference call this morning at 8:30 AM ET to discuss these results.

The live webcast of the conference call can be accessed through the Company’s web site at: www.emisphere.com. The live conference call dial-in number is 1 (877) 303-9483 (United States and Canada) or 1 (760) 666-3584 (International). In addition, an archive of the webcast can be accessed through the same link and an audio replay of the call will be available beginning at 1:00 PM ET today through 11:59 PM ET on November 26, 2013 by calling 1 (855) 859-2056 (United States and Canada) or 1 (404) 537-3406 (International). The conference replay PIN is 99299765.

THIRD QUARTER 2013 FINANCIAL RESULTS

Emisphere reported a net loss of $1.7 million, or $0.03 per basic and diluted share, for the quarter ended September 30, 2013, compared to a net loss of $4.6 million, or $0.08 per basic and diluted share, for the quarter ended September 30, 2012.

The Company reported an operating loss of $1.8 million, compared to an operating loss of $1.5 million for the same period in 2012.

Total operating expenses were $1.8 million for the third quarter of 2013, an increase of $0.3 million, or 19%, compared to the same period in 2012. Total operating expenses include research and development costs of $0.2 million, a decrease of $0.1 million or 31% compared to the same period in 2012, and general and administrative expenses of $1.5 million, an increase of $0.4 million or 36% compared to the same period in 2012.

Other non-operating income for the third quarter of 2013 was $0.04 million compared to other non operating expense of $3.1 million for the third quarter of 2012, a decrease of $3.2 million, due primarily to a $2.7 million change in the fair value of derivative instruments, and by a $0.5 million decrease in interest expense.

YEAR TO DATE FINANCIAL RESULTS

The Company reported a net loss of $18.1 million, or $0.30 per basic and diluted share, for the nine months ended September 30, 2013, compared to a net loss of $2.6 million, or $0.04 per basic and diluted share, for the nine months ended September 30, 2012.

An operating loss of $5.3 million was reported for the nine months ended September 30, 2013, compared to $4.7 million for the same period last year. Total operating expenses were $5.3 million for the nine months ended September 30, 2013, an increase of approximately $0.6 million or 13% compared to $4.7 million for the same period last year. Total operating expenses include research and development costs of $0.6 million and general and administrative expenses of $4.6 million, compared to $1.1 million and $3.5 million respectively, for the same period last year.

The Company reported other non-operating expense of $12.9 million for the nine months ended September 30, 2013, compared to other non-operating income of $0.6 million for the same period last year, an increase of $13.3 million, due primarily to a $15.0 million change in the fair value of derivative instruments attributable to the restructuring of our outstanding debt during the second quarter, offset partially by a $1.6 million decrease in interest expense.

LIQUIDITY

Liquidity and Capital Resources

On September 30, 2013 we had approximately $6.1 million of cash and cash equivalents, an increase of approximately $4.7 million from December 31, 2012. As of September 30, 2013, our working capital was $0.6 million, our accumulated deficit was approximately $485.9 million and our stockholders deficit was $84.1 million. Our operating loss was $1.8 million and $1.5 million for the three months ended September 30, 2013 and 2012, respectively, and $5.3 million and $4.7 million for the nine months ended September 30, 2013 and 2012, respectively.

Since our inception in 1986, we have generated significant losses from operations and we anticipate that we will continue to generate significant losses from operations for the foreseeable future. We have limited capital resources and operations to date have been funded with the proceeds from collaborative research agreements, public and private equity and debt financings and income earned on investments. We estimate that our current cash balance is sufficient to prepare for the market development and domestic launch of, and explore global market opportunities for, Eligen® Oral B12, and otherwise continue operations through approximately the second quarter of 2014. However, we do not have sufficient resources to support a full commercial launch of Eligen ® Oral B12 in the U.S. market or to develop fully any new products or technologies unless we are able to raise additional financing on acceptable terms or secure funds from new or existing partners. We cannot assure you that financing will be available on favorable terms or at all. Additionally, if additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities would result in dilution to our existing stockholders. While our plan is to raise capital and/or to pursue partnering opportunities, we cannot be sure that our plans will be successful. If we fail to raise additional capital or obtain substantial cash inflows from existing or new partners prior to the third quarter of 2014, we could be forced to cease operations. Even if we are successful in raising additional capital to meet our obligations and otherwise continue operations, our business will still require additional investment that we have not yet secured. Furthermore, despite our optimism regarding the Eligen ® Technology, even in the event that the Company is adequately funded, there is no guarantee that any of our products or product candidates will perform as hoped or that such products can be successfully commercialized. These conditions raise substantial doubt about our ability to continue as a going concern. Consequently, the audit reports prepared by our independent registered public accounting firm relating to our financial statements for the years ended December 31, 2012, 2011 and 2010 include an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. The Company is pursuing several courses of action to address its deficiency in capital resources including the global commercialization of B12, seeking new partnerships, leveraging existing partnerships, and capital markets financings.

PRODUCT DEVELOPMENTS

The Company continues to emphasize the commercialization of Oral Eligen ® B12, seek new high-value partnerships, evaluate new prescription Medical Foods commercial opportunities, reprioritize the product pipeline, and promote new uses for the Eligen ® Technology.

Emisphere’s pipeline includes a broad range of product candidates in different stages of development.

•	Novo Nordisk is using Emisphere’s Eligen ® Technology to develop and commercialize oral formulations of Novo Nordisk’s insulin and GLP-1 receptor agonists. Novo Nordisk plans to begin Phase II testing of a potential GLP-1 drug product.

•	The Company has developed an oral formulation of Eligen ® B12 (1000 mcg) for use by B12 deficient individuals. On August 5, 2011 we received notice from the U. S. Patent Office that the U.S. patent application directed to the oral Eligen ® B12 formulation was allowed. This new patent provides intellectual property protection for Eligen ® B12 in the U.S. through approximately 2029. Currently, we are evaluating the results of our clinical trials and market research and exploring alternative development and commercialization options with the purpose of maximizing the commercial and health benefits potential of our Eligen ® B12 asset.

In addition to the foregoing, the Company is continuing to pursue a number of pre-clinical programs in collaboration with other companies, as well as projects on its own, using the Company’s proprietary Eligen ® Technology to improve the oral absorption of selected molecules.

About Emisphere Technologies, Inc.

Emisphere is a biopharmaceutical company that focuses on developing and commercializing a unique and improved delivery of pharmaceutical compounds, medical foods and dietary supplements using its proprietary Eligen ® Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen ® Technology can be applied to the oral route of administration as well as other delivery pathways, including buccal, rectal, inhalation, intra-vaginal or transdermal. The Company’s strategy is to reemphasize the commercialization of Oral Eligen ® B12, build new high-value partnerships, evaluate new Medical Foods commercial opportunities, and promote new uses for the Eligen ® Technology. The Company’s website is: www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release relating to matters that are not historical facts (including without limitation those regarding the timing, performance or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates, the sufficiency of Emisphere’s cash and other capital resources and its ability to obtain additional financing to meet its capital needs) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed on March 28, 2013, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed on May 15, 2013, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed on August 13, 2013, and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed on or about the date hereof.

# # #

EMISPHERE TECHNOLOGIES, INC.

CONDENSED STATEMENT OF OPERATIONS

For the three and nine months ended September 30, 2013 and 2012

(in thousands, except share and per share data)

(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2013	2012	2013	2012
Net Sales	$—	$—	$—	$—

Costs and expenses:
Research and development	243	354	614	1,095
General and administrative	1,516	1,113	4,631	3,543
Depreciation and amortization	2	7	6	23
Loss on fixed assets	—	—	10	—

Total costs and expenses	1,761	1,474	5,261	4,661

Operating loss	(1,761)	(1,474)	(5,261)	(4,661)

Other non-operating income (expense):
Other income	5	1	70	40
Change in fair value of derivative instruments
Related party	1,255	(906)	(9,252)	5,854
Other	66	(431)	(91)	(160)
Interest expense, related party	(1,285)	(1,777)	(3,592)	(5,156)

Total other non-operating income (expense)	41	(3,113)	(12,865)	578

Loss before income tax benefit	(1,720)	(4,587)	(18,126)	(4,083)
Income tax benefit	—	—	—	1,527

Net loss	$(1,720)	$(4,587)	$(18,126)	$(2,556)

Net loss per share, basic and diluted	$(0.03)	$(0.08)	$(0.30)	$(0.04)
Weighted average shares outstanding, basic and diluted	60,687,478	60,687,478	60,687,478	60,687,478

EMISPHERE TECHNOLOGIES, INC.

CONDENSED BALANCE SHEETS

September 30, 2013 and December 31, 2012

(in thousands, except share and per share data)

	September 30, 2013	December 31, 2012
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$6,138	$1,484
Accounts receivable, net	—	1
Inventories	249	249
Prepaid expenses and other current assets	80	149

Total current assets	6,467	1,883
Equipment and leasehold improvements, net	23	12
Restricted cash	—	247
Other assets	34	34

Total assets	$6,524	$2,176

Liabilities and Stockholders’ Deficit:
Current liabilities
Accounts payable and accrued expenses	$823	$923
Notes payable related party, net of related discounts	499	33,607
Derivative instruments:
Related party	3,890	1,491
Others	688	598
Other current liabilities	—	9

Total current liabilities	5,900	36,628
Notes payable related party, and net of related discounts	30,771	—
Accrued interest	1,157	—
Derivative instruments, related party	11,128	—
Deferred revenue	41,616	31,614
Deferred lease liability	10	—

Total liabilities	90,582	68,242

Stockholders’ deficit:
Preferred stock, $.01 par value; authorized 2,000,000 shares as of September 30, 2013 and as of December 31, 2012; none issued and outstanding	—	—
Common stock, $.01 par value; authorized 200,000,000 shares as of September 30, 2013 and as of December 31, 2012; issued 60,977,210 shares (60,687,478 outstanding) as of September 30, 2013 and December 31, 2012	610	610
Additional paid-in-capital	405,230	405,096
Accumulated deficit	(485,946)	(467,820)
Common stock held in treasury, at cost; 289,732 shares	(3,952)	(3,952)

Total stockholders’ deficit	(84,058)	(66,066)

Total liabilities and stockholders’ deficit	$6,524	$2,176